Exhibit 8.1

October 16, 2009

Board of Directors

Deere & Company

One John Deere Place

Moline, Illinois 61265

Deere & Company
4.375% Notes due 2019
5.375% Notes due 2029

Ladies and Gentlemen:

We have acted as U.S. federal income tax counsel to Deere & Company, a Delaware corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a prospectus supplement (the “Prospectus Supplement”) dated October 13, 2009, relating to the offering and sale of $750,000,000 aggregate principal amount of the Company’s 4.375% Notes due 2019 and the offering and sale of $500,000,000 aggregate principal amount of the Company’s 5.375% Notes due 2029 (collectively, the “Notes”).  The Notes are to be issued under an indenture dated as of September 25, 2008 between the Company and The Bank of New York Mellon, as trustee.

In preparing this opinion, we have examined and relied upon the information set forth in the Prospectus Supplement and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinion hereinafter expressed.  In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

In our opinion, based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations (including proposed Regulations and temporary Regulations) promulgated thereunder, rulings, official pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, the discussion under the heading “Certain U.S. Federal Income Tax Considerations” in the Prospectus Supplement, insofar as such discussion represents legal conclusions or statements of U.S. federal income tax law and subject to the limitations and conditions set forth therein, accurately describes the material United States federal income tax consequences of the purchase, ownership and disposition of the Notes.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Report on Form 8-K.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ SHEARMAN & STERLING LLP

LMB/SKH